SUBSCRIPTION AGREEMENT


Golden Gate Fund, Inc.
100 Larkspur Landing Circle
Suite 102
Larkspur, California 94939

Ladies and Gentlemen:

The undersigned hereby subscribes to ______________ (___) shares (the "Shares") of common stock, par value $0.0001 per share, of Golden Gate Fund, Inc. (the "Fund"), representing shares in the Fund's series, Golden Gate Fund. In consideration for which the undersigned agrees to transfer to the Fund upon demand cash in the amount of ______________ ($_______).

It is understood that upon acceptance hereof by the Fund that the Shares shall be issued to the undersigned and shall be deemed to be fully paid and nonassessable. The undersigned represents that the Shares are being purchased for investment with no present intention of reselling or redeeming the Shares.

Dated and effective as of this ___day of __________, 2000.


                                        _______________________________________
                                        Name:__________________________

ACCEPTANCE

The foregoing subscription is hereby accepted. Dated and effective as of this _____ day of ____________, 2000.


                                        GOLDEN GATE FUND, INC.



                                        By:____________________________________
                                        Name:__________________________________
                                        Title:_________________________________